Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Wednesday, May 2, 2012		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports First Quarter 2012 Results

•      Total revenues were $182.9 million

•      Adjusted EBITDA increased 28% to $45.2 million

•      Operating income was up 75% to $18.2 million

•      Net income attributable to ATN’s stockholders more than doubled to $9.3 million, or $0.60 per diluted share

•      Cash provided by operating activities was $21.0 million

Beverly, MA (May 2, 2012) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the first quarter ended March 31, 2012.

First Quarter 2012 Financial Results

“Our strong first quarter year-on-year performance was a result of a combination of revenue growth across several of our operations, including U.S. wholesale wireless, international wireless and wireline, and expense reductions and operating efficiencies following the Alltel transition, which was completed in the third quarter of last year,” said Michael T. Prior, Chief Executive Officer. “The revenue decline in our U.S. retail wireless business this quarter was due to the net subscriber attrition that we experienced in 2011. The success of our new prepaid plans rolled out towards the end of last year generated stronger gross subscriber additions and kept overall subscriber levels fairly stable for the first time since the acquisition.  We would like to turn that into modest growth in subscribers in coming quarters and, to accomplish that, we will have to gain more traction with post-paid subscribers in particular. We are offering a very compelling value proposition in our markets, and we are working on several initiatives to expand distribution and drive customer traffic.

“We are very enthusiastic about our upcoming launch in Wal-Mart as a retail wireless sales channel in our markets, and we expect to begin offering service through that channel this month,” Mr. Prior added.  “Through a partnership we developed with U.S. Cellular to offer our branded U Prepaid no contract wireless service in Wal-Mart, we are able to reinforce our position as the “local” wireless carrier offering a hometown alternative in the communities we serve.”

Total revenues for the first quarter were $182.9 million, a 3% decrease from the $188.2 million reported for the first quarter of 2011, reflecting lower U.S. retail wireless revenues, partially offset by higher U.S. wholesale and international revenues.

Adjusted EBITDA(1) for the 2012 first quarter was $45.2 million, 28% above the $35.4 million reported in the 2011 first quarter, led by the strong performance of our U.S. Wireless and Island Wireless segments. Total operating income for the first quarter of 2012 was $18.2 million, a 75% increase over the $10.4 million reported in last year’s first quarter. Net income attributable to ATN’s stockholders was $9.3 million, or $0.60 per diluted share, more than double the $4.5 million, or $0.29 per diluted share, reported in last year’s first quarter.

“We were pleased with the growth in operating profitability this quarter,” Mr. Prior noted.  “Among the positive factors contributing to this was an increase in wholesale revenue and a decrease in roaming expense, as well as a number of other improvements in operating expenses that were inflated during and following the Alltel transition period.”

First Quarter 2012 Operating Highlights

U.S. Wireless Service Revenues

U.S. wireless service revenues include voice and data service revenues from the Company’s prepaid and postpaid retail operations as well as its wholesale roaming operations. Total service revenues from the U.S. wireless businesses were $134.1 million compared to $144.4 million in the first quarter of 2011.

U.S. Retail wireless service revenues were $86.8 million, 13% below the $99.7 million reported in the 2011 first quarter.  This decrease was due to the net subscriber attrition that we experienced over the past year. At the end of the 2012 first quarter, the Company had approximately 579,000 U.S. retail subscribers, a decrease of 14% from the approximately 674,000 subscribers the Company had at the end of last year’s first quarter.  Of the March 31, 2012 subscriber base, approximately 448,000 were postpaid subscribers and approximately 131,000 were prepaid subscribers. Additional operating data on our U.S. retail wireless business can be found in Table 4 of this release.

U.S. Wholesale wireless revenues were $47.4 million, an increase of 6% over the $44.7 million reported in the first quarter of 2011. Data revenues accounted for 48% of wholesale wireless revenues for the quarter, compared to 40% a year earlier. Data volume growth continued to offset the impact of previously-reported revenue losses in certain areas of the Company’s “roam only” markets and rate reductions for voice and data traffic.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean, including the U.S. Virgin Islands. Total revenues from international wireless were $19.0 million, an increase of 35% over the $14.1 million reported in the first quarter of 2011. This increase primarily resulted from the Company’s merger of its Bermuda operations with one of its competitors in May 2011, and subscriber growth in the U.S. Virgin Islands.

Wireline Revenues

Wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, its integrated voice and data operations in New England and its wholesale transport operations in New York State. Total revenues from wireline were $21.5 million, an increase of 4% from the $20.7 million reported in the first quarter of 2011. The increase resulted primarily from data revenue and other wireline revenue growth in Guyana.

(1)  See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

Reportable Operating Segments

The Company has four reportable segments: i) U.S. Wireless, ii) International Integrated Telephony, which operates in Guyana, iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (including the U.S. Virgin Islands) and iv) U.S. Wireline. Financial data on our reportable operating segments for the three months ended March 31, 2012 are as follows (in thousands):

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (1)	Total

Total Revenue	$140,882	$23,354	$13,824	$4,830	$—	$182,890
Adjusted EBITDA	37,623	10,763	1,175	323	(4,696)	45,188
Operating Income (Loss)	18,922	6,236	(1,611)	(423)	(4,965)	18,159

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at March 31, 2012 were $53.7 million. Long-term debt was $264.1 million. For the quarter ended March 31, 2012, net cash provided by operating activities was $21.0 million and capital expenditures were $19.1 million. The Company confirms its expectation that full year 2012 capital expenditures will approximate $90 to $110 million, of which $50 to $65 million is expected to be allocated to the U.S. Wireless segment.

Conference Call Information

Atlantic Tele-Network will host a conference call on Thursday, May 3, 2012 at 10:00 a.m. Eastern Time (ET) to discuss its 2012 first quarter results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: 877-734-4582 and International: 678-905-9376, conference ID 75565468. The conference call will also be simulcast online (listen only) at ir.atni.com. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) May 3, 2012.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.

Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, wholesale revenues, and the future retention and turnover of our subscriber base; (2) our ability to maintain favorable roaming arrangements; (3) increased competition; (4) economic, political and other risks facing our foreign operations; (5) the loss of certain FCC and other licenses, USF funds or other regulatory changes affecting our businesses; (6) rapid and significant technological changes in the telecommunications industry; (7) any loss of any key members of management; (8) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure and retail wireless business; (9) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (10) the occurrence of severe weather and natural catastrophes; (11) our continued access to capital and credit markets; and (12) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented Adjusted EBITDA and ARPU measures. Adjusted EBITDA is defined as net income attributable to ATN, Inc. stockholders before interest, taxes, depreciation and amortization, acquisition related charges, impairment of intangible assets, gain on disposition of long-lived assets, other income, bargain purchase gain, net income attributable to non-controlling interests, and equity in earnings of unconsolidated affiliates. ARPU, or monthly average revenue per subscriber/unit, is computed by dividing total retail service revenues per period by the weighted average number of subscribers with service during that period, and then dividing that result by the number of months in the period.  The Company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods, without the distortion of the recent increased expenses associated with the Alltel transaction. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31,	December 31,
	2012	2011
Assets:
Cash and Cash Equivalents	$53,693	$48,735
Other Current Assets	139,550	135,165

Total Current Assets	193,243	183,900

Property, Plant and Equipment, net	469,972	483,203
Goodwill and Other Intangible Assets, net	184,496	186,871
Other Assets	23,163	19,757

Total Assets	$870,874	$873,731

Liabilities and Stockholders’ Equity:
Current Portion of Long Term Debt	$25,068	$25,068
Other Current Liabilities	106,205	120,710

Total Current Liabilities	131,273	145,778

Long Term Debt, Net of Current Portion	264,071	257,146
Other Liabilities	116,325	118,277

Total Liabilities	511,669	521,201

Total Atlantic Tele-Network, Inc.’s Stockholders’ Equity	301,299	294,266
Non-Controlling Interests	57,906	58,264

Total Equity	359,205	352,530

Total Liabilities and Stockholders’ Equity	$870,874	$873,731

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2012	2011 (a)
Revenues:
U.S. Wireless:
Retail	$86,750	$99,669
Wholesale	47,384	44,697
International Wireless	18,955	14,063
Wireline	21,548	20,670
Equipment and Other	8,253	9,055

Total Revenue	182,890	188,154

Operating Expenses:
Termination and Access Fees	40,483	51,774
Engineering and Operations	21,336	21,905
Sales, Marketing and Customer Service	32,175	31,830
Equipment Expense	20,350	21,582
General and Administrative	23,358	25,615
Acquisition-Related Charges	5	250
Depreciation and Amortization	27,024	24,808

Total Operating Expenses	164,731	177,764

Operating Income	18,159	10,390

Other Income (Expense):
Interest Income (Expense), net	(3,879)	(3,692)
Other Income	36	595
Equity in Earnings of Unconsolidated Affiliates	1,402	516

Other Income (Expense), net	(2,441)	(2,581)

Income Before Income Taxes	15,718	7,809
Income Taxes	6,781	3,830

Net Income	8,937	3,979
Net Loss (Income) Attributable to Non-Controlling Interests, net of tax	384	518

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$9,321	$4,497

Net Income Per Weighted Average Share Attributable to Atlantic Tele-Network, Inc. Stockholders:
Basic	$0.60	$0.29
Diluted	$0.60	$0.29
Weighted Average Common Shares Outstanding:
Basic	15,456	15,384
Diluted	15,554	15,485

(a)     Certain reclassifications have been made to prior period amounts to conform to the current presentation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Three Months Ended March 31,
	2012	2011

Net Income	$8,937	$3,979
Depreciation and Amortization	27,024	24,808
Change in Working Capital	(18,407)	(12,772)
Other	3,474	4,979

Net Cash Provided by Operating Activities	21,028	20,994

Capital Expenditures	(19,055)	(16,270)
Other	—	467

Net Cash Used by Investing Activities	(19,055)	(15,803)

Borrowings Under Credit Facility	12,846	11,000
Principal Repayments of Long Term Debt	(6,267)	(3,048)
Dividends Paid on Common Stock	(3,553)	(3,384)
Distributions to Non-Controlling Interests	(424)	(462)
Other	383	416

Net Cash Used by Financing Activities	2,985	4,522

Net Change in Cash and Cash Equivalents	4,958	9,713

Cash and Cash Equivalents, Beginning of Period	48,735	37,330

Cash and Cash Equivalents, End of Period	$53,693	$47,043

Table 4

ATLANTIC TELE-NETWORK, INC.

Operating Data for U.S. Retail Wireless Operations

Three Months Ended:	MAR 2011	JUN 2011	SEP 2011	DEC 2011 (1)	MAR 2012

Beginning Subscribers	717,745	674,080	638,839	592,620	579,716
Prepay	194,795	169,673	145,854	123,157	121,688
Postpay	522,950	504,407	492,985	469,463	458,028

Gross Additions	46,680	38,859	30,018	46,757	54,837
Prepay	19,922	13,951	9,784	22,639	32,372
Postpay	26,758	24,908	20,234	24,118	22,465

Net Additions	(43,665)	(35,241)	(46,219)	(12,904)	(1,131)
Prepay	(25,122)	(23,819)	(22,697)	(1,469)	9,293
Postpay	(18,543)	(11,422)	(23,522)	(11,435)	(10,424)

Ending Subscribers	674,080	638,839	592,620	579,716	578,585
Prepay	169,673	145,854	123,157	121,688	130,981
Postpay	504,407	492,985	469,463	458,028	447,604

ATLANTIC TELE-NETWORK, INC.

U.S. Retail Wireless Operations Key Performance Indicators

Three Months Ended:	MAR 2011	JUN 2011	SEP 2011	DEC 2011 (1)	MAR 2012

Average Subscribers (weighted monthly)	695,399	655,292	618,862	583,470	578,531

Monthly Average Revenues per Subscriber/Unit (ARPU)

• Subscriber ARPU	$47.23	$47.90	$47.51	$48.56	$49.36

• Postpaid Subscriber ARPU	$53.78	$54.47	$52.68	$54.43	$54.15

Monthly Postpay Subscriber Churn	2.93%	2.42%	2.97%	2.55%	2.41%

Monthly Blended Subscriber Churn	4.29%	3.73%	4.05%	3.40%	3.22%

(1) – Certain amounts for the three months ended December 31, 2011 have been adjusted from amounts previously reported.

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended March 31, 2011 and 2012

	Three Months Ended March 31, 2011
	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total
Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$4,497
Net Income Attributable to Non-Controlling Interests, net of tax						(518)
Income Taxes						3,830
Equity in Earnings of Unconsolidated Affiliates						(516)
Other Income						(595)
Interest Expense, net						3,692
Operating Income (Loss)	$10,427	$6,244	$(40)	$(1,663)	$(4,578)	$10,390
Depreciation and Amortization	17,408	4,547	786	1,870	197	24,808
Acquisition-Related Charges	—	—	—	—	250	250
Adjusted EBITDA	$27,835	$10,791	$746	$207	$(4,131)	$35,448

	Three Months Ended March 31, 2012
	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total
Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$9,321
Net Loss Attributable to Non-Controlling Interests, net of tax						(384)
Income Taxes						6,781
Equity in Earnings of Unconsolidated Affiliates						(1,402)
Other Income						(36)
Interest Expense, net						3,879
Operating Income (Loss)	$18,922	$6,236	$(423)	$(1,611)	$(4,965)	$18,159
Depreciation and Amortization	18,701	4,527	746	2,786	264	27,024
Acquisition-Related Charges	—	—	—	—	5	5
Adjusted EBITDA	$37,623	$10,763	$323	$1,175	$(4,696)	$45,188